Exhibit 99.1

Investor Contact:	William I. Kent/Crocs Inc.
(303) 848-7000
wkent@crocs.com

Media Contact:	Katy Michael/Crocs Inc.
(303) 848-7000
kmichael@crocs.com

Crocs Inc. Reports First Quarter 2014 Financial Results

NIWOT, COLORADO — April 30, 2014 — Crocs Inc. (NASDAQ: CROX) today reported financial results for the first quarter ended March 31, 2014.

First Quarter Financial Highlights:

•                  GAAP revenue increased 0.2% in the first quarter of 2014 to $312.4 million, which is in-line with previously provided guidance of $305 million to $315 million.  On a constant currency basis, revenue increased 1.5% in the first quarter of 2014.

•                  The company reported net income of $0.06 per diluted common share on a GAAP basis in the first quarter of 2014.  Excluding certain charges, the company reported a non-GAAP net income(1) per common share of $0.14.

Crocs President and Chief Executive Officer John McCarvel said “Revenues for our business globally in the quarter were in line with our expectations. From a segment perspective, our Asia segment continued to deliver solid quarterly revenue growth across all channels and our Europe segment remained on the positive trajectory which started late last year.  We saw continued momentum in our non-clog portfolio during the quarter as new collections like our Stretch Sole, with its patent-pending Fit2U TechnologyTM, and our Busy Day collection helped us further expand our brand into a casual footwear leader.”

(1)  Non-GAAP net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

Financial Review

First quarter operating results

In the first quarter of 2014, the company reported GAAP operating income of $16.8 million versus $37.7 million in the comparable quarter in the prior year.

The company had GAAP net income attributable to common shareholders of $6.4 million versus net income of $29.0 million in the comparable quarter in the prior year.

As outlined in the non-GAAP reconciliations set forth later in this press release, the company recorded $8.1 million in non-GAAP charges (of which $1.1 million were non-cash charges). The company also recorded $2.8 million of dividends and dividend equivalents on the preferred stock that was issued in the first quarter of 2014. Undistributed earnings related to preferred stock reduced net income for common shareholders by 13.5% (equal to the equity participation of the preferred investment).  Excluding these items the company reported:

•                  Non-GAAP operating income of $25.0 million versus $39.5 million in the comparable prior year period.

•                  On a comparable basis, non-GAAP adjusted net income of $17.3 million in the quarter versus $30.8 million in the first quarter of 2013.

“Factors driving our first quarter 2014 performance included the impact of the shift of the Easter holiday from March into April, negative currency impacts in Japan and Russia, and the change in product mix,” said Jeff Lasher, Crocs Chief Financial Officer.  “Russia represents about 15 percent of our business in Europe and our results in the region were impacted by the sudden weakening of the ruble in mid-January.  As we continue to diversify our product line with new footwear brands such as the Stretch Sole and Busy Day and carryover products such as the Huarache and A-Leigh wedge, we are experiencing a reduction in Clog sales as a percentage of revenues. During the three months ended March 31, 2014, Clog silhouettes represented approximately 42% of sales, as compared with 47% in the three months ended March 31, 2013.

“With the closing of the Blackstone investment in the quarter,” Lasher added, “this is a time of transition for Crocs as we focus our strategy on enhancing returns for shareholders.  We see opportunities to make significant improvements in our business model going forward in order to deliver on that goal.”

Balance Sheet

Cash and cash equivalents at March 31, 2014, amounted to $411.8 million, which is an increase of 29.9% from December 31, 2013.  This increase is primarily attributable to net proceeds of $182.2 million related to the issuance of preferred stock to Blackstone on January 27, 2014.  Inventories increased 18.5% during the first quarter of 2014 to $192.4 million, reflecting the normal seasonal build of product ahead of the company’s core spring summer selling season and the impact of the Easter holiday shift.

Stock Repurchase

During the quarter the company repurchased approximately 870,000 shares of common stock for $13.0 million under its previously announced $350 million stock repurchase program.  The company repurchased approximately another 310,000 shares of common stock in April and intends to be patient, methodical and opportunistic in the execution of this buyback plan.

Financial Outlook

The company expects GAAP revenue of approximately $370 to $375 million in the second quarter of 2014.

CEO Search

As previously announced, Mr. McCarvel will retire as President, Chief Executive Officer and board member, today, April 30, 2014.  The board is in the process of a search for Mr. McCarvel’s replacement and Mr. Thomas J. Smach, Chairman of the Board of Crocs, will serve as interim Chief Executive Officer until the Board appoints a permanent President and/or Chief Executive Officer.  The company will make an announcement when the search is successfully concluded.

“It has been an honor to be part of the Crocs global team for the past decade and to lead it since 2010,” Mr. McCarvel said.  “We’ve made tremendous progress as a company over these past 10 years — from a one-season, one-shoe, and one-country brand to a diversified, four-season global footwear leader that is on solid financial footing.”

“John’s contributions to this company are immeasurable,” said Thomas J. Smach, Chairman of the Board of Crocs.  “As our CEO, he led a turnaround of Crocs and established it as a profitable, diversified company with more than $1 billion in annual revenue, strong cash flows, and a very healthy balance sheet.  Under his leadership, Crocs has grown into a global branded company that employs 4,500 people and sells more than 55 million shoes per year in more than 90 different countries.  On behalf of the company’s employees and directors, I would like to extend our appreciation and gratitude to John and wish him and his family continued success as he pursues his personal endeavors.”

Conference Call Information

A teleconference call to discuss first quarter 2014 results is scheduled for Thursday, May 1, 2014, at 8:00 a.m. ET.  The call participation number is (888) 771-4371. A replay of the conference call will be available two hours after the completion of the call at (888) 843-7419. International participants can dial (847) 585-4405 to take part in the conference call and can access a replay of the call at (630) 652-3042. All of the above calls will require the input of the conference identification number 37141714. The call also will be streamed on the Crocs website, www.crocs.com.  An audio recording of the conference call will be available at www.crocs.com through June 1, 2014.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 300 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, investments in our business and outlook. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to  accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of April 30, 2014.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
($ thousands, except per share data)	2014	2013
Revenues	$312,429	$311,656
Cost of sales	156,202	145,807
Gross profit	156,227	165,849
Selling, general and administrative expenses	139,405	128,199
Income from operations	16,822	37,650
Foreign currency transaction losses, net	2,768	2,600
Interest income	(477)	(306)
Interest expense	191	209
Other income, net	(141)	(28)
Income before income taxes	14,481	35,175
Income tax expense	5,357	6,214
Net income	9,124	28,961
Dividends on Series A convertible preferred shares	2,133	—
Dividend equivalents on Series A convertible preferred shares related to redemption value accretion and beneficial conversion feature	618	—
Net income attributable to common stockholders	$6,373	$28,961
Net income per common share:
Basic	$0.06	$0.33
Diluted	$0.06	$0.33

CROCS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”), we present current period ‘adjusted results of operations’, which is a non-GAAP financial measure. Adjusted results of operations exclude the impact of items that management believes affect the comparability or underlying business trends in our condensed consolidated financial statements in the periods presented.

Management uses adjusted results of operations to assist in comparing business trends from period to period on a consistent basis without regard to the impact of non-GAAP adjustments in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that these non-GAAP measures are used by, and are useful to, investors and other users of our financial statements in evaluating operating performance by providing better comparability between reporting periods because they provide an additional tool to evaluate our performance without regard to non-GAAP adjustments that may not be indicative of overall business trends. They also provide a better baseline for analyzing trends in our operations. We do not suggest that investors should consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

	Three Months Ended March 31,
	2014				2013
		Non-GAAP				Non-GAAP
		Adjustments				Adjustments
($ thousands, except per share data)	GAAP	Cash	Non-Cash	Non-GAAP	GAAP	Cash	Non-Cash	Non-GAAP
Revenues	$312,429	$	$	$312,429	$311,656	$	$	$311,656
Cost of sales	156,202	—	—	156,202	145,807	—	—	145,807
Gross profit	156,227			156,227	165,849			165,849
Gross margin	50.0%			50.0%	53.2%			53.2%

Selling, general and administrative expenses (“SG&A”)	139,405				128,199
Restructuring charges and expenses (1)		(3,645)	—	(3,645)		—	—	—
New ERP implementation (2)		(1,985)	—	(1,985)		(1,131)	—	(1,131)
Contingency accruals (3)		(1,422)	—	(1,422)		—	—
Store closure costs (4)		—	(675)	(675)		—	—	—
Depreciation and amortization (5)		—	(404)	(404)		—	(722)	(722)
SG&A		(7,052)	(1,079)	131,274		(1,131)	(722)	126,346
SG&A as a percentage of revenues	44.6%			42.0%	41.1%			40.5%

Income from operations	16,822	(7,052)	(1,079)	24,953	37,650	(1,131)	(722)	39,503
Foreign currency transaction losses, net	2,768	—	—	2,768	2,600	—	—	2,600
Interest income	(477)	—	—	(477)	(306)	—	—	(306)
Interest expense	191	—	—	191	209	—	—	209
Other income, net	(141)	—	—	(141)	(28)	—	—	(28)
Income before income taxes	14,481	(7,052)	(1,079)	22,612	35,175	(1,131)	(722)	37,028
Income tax expense	5,357	—	—	5,357	6,214	—	—	6,214
Net income	$9,124	$(7,052)	$(1,079)	$17,255	$28,961	$(1,131)	$(722)	$30,814

Net income per common share (exclusive of Series A preferred shares):
Diluted				$0.19				$0.35

Dividends on Series A preferred shares	$2,133	$—	$—	$2,133	$—	$—	$—	$—
Dividend equivalents on Series A preferred shares related to redemption value accretion and beneficial conversion feature	618	—	—	618	—	—	—	—
Net income attributable to common stockholders	$6,373	$(7,052)	$(1,079)	$14,504	$28,961	$(1,131)	$(722)	$30,814

Net income per common share:
Diluted	$0.06			$0.14	$0.33			$0.35

(1) This relates to severance expenses, bonuses and consulting fees related to recent restructuring activities and our investment agreement with Blackstone.

(2) This represents operating expenses related to the implementation of our new ERP system.

(3) This represents certain legal contingency accruals.

(4) This represents a non-cash liability recorded as a result of exit costs related to retail store restructuring.

(5) This represents the add-back of accelerated depreciation and amortization on tangible and intangible items related to our current ERP system and supporting platforms that will no longer be utilized once the implementation of a new ERP is complete.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
($ thousands, except number of shares)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$411,806	$317,144
Accounts receivable, net of allowances of $14,513 and $10,513, respectively	206,213	104,405
Inventories	192,376	162,341
Deferred tax assets, net	4,521	4,440
Income tax receivable	14,004	10,630
Other receivables	17,025	11,942
Prepaid expenses and other current assets	34,559	29,175
Total current assets	880,504	640,077
Property and equipment, net	86,413	86,971
Intangible assets, net	81,415	74,822
Deferred tax assets, net	19,688	19,628
Other assets	40,930	53,661
Total assets	$1,108,950	$875,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,130	$57,450
Accrued expenses and other current liabilities	119,127	97,111
Deferred tax liabilities, net	11,193	11,199
Income taxes payable	16,924	15,992
Current portion of long-term borrowings and capital lease obligations	5,192	5,176
Total current liabilities	241,566	186,928
Long term income tax payable	36,508	36,616
Long-term borrowings and capital lease obligations	10,359	11,670
Other liabilities	15,934	15,201
Total liabilities	304,367	250,415

Commitments and contingencies
Series A convertible preferred shares, par value $0.001 per share, 200,000 shares issued and outstanding, redemption amount and liquidation preference of $202,133 and $0 at March 31, 2014 and December 31, 2013, respectively	182,838	—

Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 91,987,136 and 87,888,964 shares issued and outstanding, respectively, at March 31, 2014 and 91,662,656 and 88,450,203 shares issued and outstanding, respectively, at December 31, 2013	92	92
Treasury stock, at cost, 4,098,172 and 3,212,453 shares, respectively	(68,265)	(55,964)
Additional paid-in capital	325,441	321,532
Retained earnings	350,805	344,432
Accumulated other comprehensive income	13,672	14,652
Total stockholders’ equity	621,745	624,744
Total liabilities, commitments and contingencies and stockholders’ equity	$1,108,950	$875,159

Schedule 1:  Revenue Results — Channel and Regional First Quarter 2014 (UNAUDITED)

	Three Months Ended March 31,		Change		Constant Currency Change (1)
($ thousands)	2014	2013	$	%	$	%
Channel revenues:
Wholesale:
Americas	$70,175	$81,604	$(11,429)	(14.0)%	$(10,294)	(12.6)%
Asia Pacific	77,997	69,554	8,443	12.1	8,888	12.8
Japan	21,047	22,527	(1,480)	(6.6)	536	2.4
Europe	47,780	46,533	1,247	2.7	(325)	(0.7)
Other businesses	258	65	193	296.9	166	255.4
Total Wholesale	217,257	220,283	(3,026)	(1.4)	(1,029)	(0.5)
Consumer-direct:
Retail:
Americas	36,581	35,904	677	1.9	1,089	3.0
Asia Pacific	22,119	19,597	2,522	12.9	3,007	15.3
Japan	6,130	5,901	229	3.9	930	15.8
Europe	10,730	9,689	1,041	10.7	1,085	11.2
Total Retail	75,560	71,091	4,469	6.3	6,111	8.6
Internet:
Americas	10,364	11,921	(1,557)	(13.1)	(1,444)	(12.1)
Asia Pacific	1,749	1,306	443	33.9	548	42.0
Japan	1,873	1,931	(58)	(3.0)	166	8.6
Europe	5,626	5,124	502	9.8	337	6.6
Total Internet	19,612	20,282	(670)	(3.3)	(393)	(1.9)
Total revenues:	$312,429	$311,656	$773	0.2%	$4,689	1.5%

	Three Months Ended March 31,		Change		Constant Currency Change(1)
($ thousands)	2014	2013	$	%	$	%
Regional Revenue:
Americas	$117,120	$129,429	$(12,309)	(9.5)%	$(10,649)	(8.2)%
Asia Pacific	101,865	90,457	11,408	12.6	12,443	13.8
Japan	29,050	30,359	(1,309)	(4.3)	1,632	5.4
Europe	64,136	61,346	2,790	4.5	1,097	1.8
Other businesses	258	65	193	296.9	166	255.4
Total revenues:	$312,429	$311,656	$773	0.2%	$4,689	1.5%

(1) Reflects quarter-over-quarter and year-over-year change as if the current period results were in “constant currency,” which is a non-GAAP financial measure. Constant currency is a measure utilized by management in which current period results have been restated using 2013 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends by excluding the impact of foreign currency exchange rate fluctuations. We do not suggest that investors should consider this non-GAAP measure in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Schedule 2:  Company Operated Retail Highlights (UNAUDITED)

2014 First Quarter Comparable Store Sales

	Constant Currency	Constant Currency
	Three Months Ended	Three Months Ended
Comparable store sales (1)	March 31, 2014 (2)	March 31, 2013 (2)
Americas	(5.0)%	(10.3)%
Asia Pacific	4.5	7.3
Japan	(0.1)	(5.8)
Europe	0.6	(7.3)
Global	(1.5)%	(5.2)%

(1) Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteenth month of a store’s operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month in which they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteenth month post re-opening. Comparable store sales growth is calculated on a currency neutral basis using historical annual average currency rates.

(2) Reflects quarter-over-quarter and year-over-year change as if the current period results were in “constant currency,” which is a non-GAAP financial measure. Constant currency is a measure utilized by management in which current period results have been restated using 2013 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends by excluding the impact of foreign currency exchange rate fluctuations. We do not suggest that investors should consider this non-GAAP measure in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Retail store counts

	December 31,			March 31,
Company-operated retail locations:	2013	Opened	Closed	2014
Type:
Kiosk/Store in Store	122	2	(4)	120
Retail Stores	327	14	(7)	334
Outlet Stores	170	9	(10)	169
Total	619	25	(21)	623
Operating segment:
Americas	216	4	(7)	213
Asia Pacific	236	15	(11)	240
Japan	49	4	(1)	52
Europe	118	2	(2)	118
Total	619	25	(21)	623

	March 31,			March 31,
Company-operated retail locations:	2013	Opened	Closed	2014
Type:
Kiosk/Store in Store	116	19	(15)	120
Retail Stores	295	64	(25)	334
Outlet Stores	136	45	(12)	169
Total	547	128	(52)	623
Operating segment:
Americas	203	31	(21)	213
Asia Pacific	195	70	(25)	240
Japan	46	9	(3)	52
Europe	103	18	(3)	118
Total	547	128	(52)	623

Schedule 3: CROCS, INC. BACKLOG (UNAUDITED)

	March 31,
($ thousands)	2014	2013
Americas	$107,275	$95,701
Asia Pacific	124,487	113,972
Japan	52,687	49,394
Europe	65,841	33,871
Total backlog (1)	$350,290	$292,938

(1) We receive a significant portion of orders from our wholesale customers and distributors that remain unfilled as of any date and, at that point, represent orders scheduled to be shipped at a future date. We refer to these unfilled orders as backlog. While all orders in our backlog are subject to cancellation by customers, we expect that the majority of such orders will be filled within one year. Backlog as of a particular date is affected by a number of factors, including seasonality, manufacturing schedule and the timing of product shipments. Further, the mix of future and immediate delivery orders can vary significantly period over period. Backlog only relates to wholesale and distributor orders for the next season and current season fill-in orders and excludes potential sales in our retail and internet channels. Backlog also is affected by the timing of customers’ orders and product availability. Due to these factors and since the unfulfilled orders can be canceled at any time prior to shipment by our customers, we believe that backlog may be an imprecise indicator of future revenues that may be achieved in a fiscal period and comparisons of backlog from period to period may be misleading. In addition, our historical cancellation experience may not be indicative of future cancellation rates.